Exhibit 21

Subsidiaries of the Registrant

Five Star Enterprises Ltd.,
a Cayman Islands corporation

Lifestyle Footwear, Inc.,
a Delaware corporation

Rocky Canada, Inc.,
an Ontario corporation

Rocky Brands Wholesale LLC,
a Delaware limited liability company

Lehigh Outfitters LLC,
a Delaware limited liability company

Rocky Brands International, LLC
an Ohio limited liability company

EJ Asia Limited
a China corporation